Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS,
DIVIDEND AND PARTIAL REPURCHASE OF EXCESS CAPITAL STOCK

PITTSBURGH, April 27, 2012 – The Federal Home Loan Bank of Pittsburgh today announced unaudited financial results for first quarter 2012. FHLBank recorded net income of $21.8 million. The Board of Directors declared a dividend of 0.10 percent annualized, payable to the Bank’s stockholders on April 30, 2012. Also on that date, the Bank will repurchase excess capital stock consistent with its practice in recent quarters.

“We are pleased with the increasing demand for advances over the past two quarters,” said Winthrop Watson, President and Chief Executive Officer, “and of course we’re very happy that our first quarter performance has supported a second consecutive dividend declaration, seventh partial repurchase of excess capital stock, and increased funding for the Affordable Housing Program.”

Operating Results
For the first quarter of 2012, net income was $21.8 million, compared to $2.5 million for first quarter 2011, an increase of $19.3 million. The increase was driven primarily by lower other-than-temporary impairment (OTTI) credit losses on the Bank’s private-label mortgage-backed securities (PLMBS) investment portfolio, higher net interest income and a lower provision for credit losses. For the three months ended March 31, 2012 and 2011, net OTTI credit losses were $(7.2) million and $(20.5) million, respectively. Net interest income for the quarter was $42.2 million, an increase of $3.0 million from $39.2 million for first quarter 2011, primarily due to lower interest expense related to the Bank’s consolidated obligations and to increased interest income related to advance prepayment fees. The provision for credit losses was $0.1 million for the quarter, compared to $2.8 million in the same period in 2011, primarily due to an increase in credit enhancement coverage in the Bank’s MPF® portfolio. First quarter 2012 performance allowed the Bank to set aside $2.4 million for affordable housing programs.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports First Quarter 2012 Results – page two

The Bank actively monitors the credit quality of its PLMBS. It is not possible to predict the magnitude of additional OTTI charges in the future because that will depend on many factors, including economic, financial market and housing market conditions and the actual and projected performance of the loan collateral underlying the Bank’s PLMBS.

As previously reported, the vast majority of the securities in the Bank’s PLMBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain PLMBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations.

Balance Sheet Highlights
Advances totaled $31.4 billion at March 31, 2012, an increase of $0.8 billion or 2.7%, compared to $30.6 billion at December 31, 2011. Demand for advances increased in fourth quarter 2011 and again in first quarter 2012, primarily due to increased member liquidity needs and attractive advance rates relative to other wholesale funding sources.

At March 31, 2012, total assets were $53.3 billion, an increase of $1.3 billion, or 2.5%, from $52.0 billion at December 31, 2011. Total capital at March 31, 2012, was $3.5 billion, a decrease of $0.2 billion from $3.7 billion at December 31, 2011. Capital stock declined $292.6 million primarily due to the reclassification of certain capital stock to mandatorily redeemable capital stock and partial repurchases of excess capital stock.

The portion of OTTI losses reported as noncredit losses in accumulated other comprehensive income (loss) (AOCI) improved to $(105.7) million at March 31, 2012 from $(168.1) million at December 31, 2011. This improvement was primarily due to price appreciation and paydowns on the PLMBS. Total retained earnings were $456.2 million at March 31, 2012, an increase of $20.9 million from $435.3 million at December 31, 2011. Total retained earnings at March 31, 2012 included $8.9 million of restricted retained earnings. At March 31, 2012, the Bank had total regulatory capital of $3.7 billion and exceeded all regulatory capital requirements.

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FHLBank Pittsburgh Reports First Quarter 2012 Results – page three

The Board of Directors declared a dividend equal to an annual yield of 0.10 percent. The dividend will be calculated on stockholders’ average balances during the period January 1, 2012 to March 31, 2012 and credited to stockholders’ accounts on Monday, April 30, 2012. Also on April 30, 2012, the Bank will repurchase a portion of the excess capital stock. The amount of excess capital stock to be repurchased from any member will be the lesser of five percent of the member’s total capital stock outstanding or its excess capital stock outstanding.

The Bank will continue to monitor the condition of its PLMBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Detailed financial information regarding the first quarter 2012 results will be available in FHLBank Pittsburgh’s first quarter 2012 Form 10-Q filing, which the Bank anticipates filing on May 9, 2012. Detailed financial information regarding 2011 is available in the 2011 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At March 31, 2012, it had 297 members in its district of Delaware, Pennsylvania and West Virginia and approximately $53.3 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and changes in the System’s debt rating or the Bank’s rating. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports First Quarter 2012 Results – page four

Unaudited Statements of Condition and Income
(in millions)

	March 31,	December 31,
Statement of Condition	2012	2011
ASSETS:
Investments (1)	$17,694.0	$16,639.5
Advances	31,446.4	30,604.8
Mortgage loans held for portfolio, net	3,726.6	3,883.1
All other assets	424.2	866.9

Total assets	$53,291.2	$51,994.3

LIABILITIES:
Consolidated obligations, net	$47,503.7	$46,534.5
All other liabilities	2,334.6	1,796.9

Total liabilities	49,838.3	48,331.4
CAPITAL:
Capital stock	3,097.3	3,389.9
Retained earnings	456.2	435.3
Accumulated other comprehensive loss	(100.6)	(162.3)

Total capital	3,452.9	3,662.9

Total liabilities and capital	$53,291.2	$51,994.3

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, securities purchased under resale agreement and Federal funds sold

	Three months ended March 31,

Statement of Income	2012	2011

Total interest income	$185.4	$206.5
Total interest expense	143.2	167.3

Net interest income	42.2	39.2

Provision for credit losses	0.1	2.8

Net interest income after provision for credit losses	42.1	36.4

Total OTTI losses	(1.1)	(3.1)
Portion of OTTI losses recognized in other
comprehensive loss	(6.1)	(17.4)

Net OTTI losses	(7.2)	(20.5)
All other income	6.8	3.9

All other expense	17.5	16.4

Income before assessments	24.2	3.4

Affordable Housing Program	2.4	0.3
REFCORP	—	0.6

Total assessments	2.4	0.9

Net income	$21.8	$2.5